Exhibit 99.1
eBay Inc. Reports First Quarter 2024 Results

•Revenue of $2.6 billion, up 2% on an as-reported basis and up 2% on an FX-Neutral basis
•Gross Merchandise Volume of $18.6 billion, up 1% on an as-reported basis and roughly flat on an FX-Neutral basis
•GAAP and Non-GAAP earnings per diluted share of $0.85 and $1.25, respectively
•GAAP and Non-GAAP operating margin of 24.7% and 30.3%, respectively
•Returned $638 million to shareholders in Q1, including $499 million of share repurchases and $139 million paid in cash dividends

San Jose, California, May 1, 2024 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today reported financial results for its first quarter ended March 31, 2024.

“eBay’s Q1 results marked a strong start to 2024 as we continue to make progress toward our goal of sustainable GMV growth,” said Jamie Iannone, Chief Executive Officer at eBay. “We believe our accelerating pace of innovation is fundamentally changing the selling and buying experience on eBay, generating better outcomes for customers, increasing productivity across our organization, and ultimately driving more value for shareholders.”

“Our Q1 results highlight the resilience of our marketplace and business model amid persistent challenges in the global economy,” said Steve Priest, Chief Financial Officer at eBay. “We exceeded our outlook across our key financial metrics and made significant progress against our long-term strategic objectives.”

First Quarter Financial Highlights

•Revenue was $2.6 billion, up 2% on an as-reported basis and up 2% on a foreign exchange (FX) neutral basis.
•Gross Merchandise Volume (GMV) was $18.6 billion, up 1% on an as-reported basis and roughly flat on an FX-Neutral basis.
•GAAP net income from continuing operations was $439 million, or $0.85 per diluted share.
•Non-GAAP net income from continuing operations was $648 million, or $1.25 per diluted share.
•GAAP and Non-GAAP operating margin was 24.7% and 30.3%, respectively.
•Generated $615 million of operating cash flow and $472 million of free cash flow.
•Returned $638 million to shareholders, including $499 million of share repurchases and $139 million paid in cash dividends.

Business Highlights

•eBay's first-party advertising products delivered $370 million of revenue in the first quarter, up 30% on an as-reported basis and up 28% on an FX-Neutral basis.
•The company's total advertising offerings generated $384 million of revenue in the first quarter, representing 2.1% of GMV.
•In Q1, eBay Motors redesigned the self-service experience for its MyFitment toolkit, simplifying how sellers onboard, view and publish fitment data for Parts & Accessories listings. On the buying side, the new Motors DIY Guides offer expert content for common maintenance jobs alongside eBay listings for the specific parts, tools and materials needed to complete them.
•eBay expanded its consignment service to include luxury apparel, giving casual sellers the opportunity to leverage eBay experts to list and sell their luxury apparel on their behalf.
•During the quarter, eBay and Balenciaga collaborated to advocate for more sustainability within the fashion industry. At Paris Fashion Week in March, Balenciaga debuted its Winter 24 Collection, a line of co-branded streetwear which sourced pre-loved items from eBay.
•To celebrate the world-renowned “Pokémon Day,” eBay held a Pokémon “Catch 151” Auction event featuring 151 ultra-rare cards and collectibles at accessible price points. The event highlighted the vast array of Pokémon inventory available on eBay and gave enthusiasts an opportunity to elevate their collections with iconic pieces.
•To further reduce friction for sellers, eBay introduced a simplified mobile listing experience for Sports Trading Cards in the U.S. that pre-fills relevant item aspects, offers simplified shipping options, and provides intelligent pricing recommendations to drive measurable improvements in listing time, listing completion and sold items per customer.

•The company continued to enhance eBay Live in Q1, expanding to new categories like comics and sports memorabilia and revamping the auctions experience for more seamless bidding. eBay also improved event discoverability by enabling live event viewing on desktop and surfacing personalized live event recommendations on the homepage.
•In February, eBay announced the appointment of Zane Rowe, CFO at Workday, to its Board of Directors as well as the company’s Audit Committee.

Impact

•During the quarter, eBay U.K. and eBay Australia announced their respective Circular Fashion Fund finalists and winner, demonstrating the company’s continued commitment to sustainable fashion.
•eBay Inc. contributed $9 million to the eBay Foundation in Q1 in support of nonprofit organizations advancing inclusive entrepreneurship.
•eBay for Charity contributed more than $46 million globally in Q1, up 18% year-over-year.

First Quarter 2024 Financial Highlights (presented in millions, except per share data and percentages)

	First Quarter
	2024	2023	Change
eBay Inc.
Net revenues	$2,556	$2,510	$46	2%
GAAP – Continuing Operations
Net income	$439	$569	$(130)	(23)%
Earnings per diluted share	$0.85	$1.05	$(0.20)	(19)%
Non-GAAP – Continuing Operations
Net income	$648	$600	$48	8%
Earnings per diluted share	$1.25	$1.11	$0.14	13%

Other Selected Financial and Operational Results
•Operating margin – GAAP operating margin increased to 24.7% for the first quarter of 2024, compared to 22.2% for the same period last year. Non-GAAP operating margin increased to 30.3% for the first quarter of 2024, compared to 29.6% for the same period last year.
•Taxes – The GAAP effective tax rate for continuing operations for the first quarter of 2024 was 18.1%, compared to 22.1% for the first quarter of 2023. The non-GAAP effective tax rate for continuing operations for the first quarter of 2024 was 16.5%(1).
•Cash flow – The company generated $615 million of operating cash flow and $472 million of free cash flow during the first quarter of 2024.
•Capital returns – The company repurchased $499 million of its common stock, or approximately 10 million shares, in the first quarter of 2024. The company's total repurchase authorization remaining as of March 31, 2024 was approximately $2.9 billion. The company also paid cash dividends of $139 million during the first quarter of 2024.
•Cash and cash equivalents and non-equity investments – The company's cash and cash equivalents and non-equity investments portfolio totaled $4.9 billion as of March 31, 2024.

Business Outlook
eBay is providing the following guidance for the second quarter 2024.

In billions, except per share data and percentages	Q2 2024 Guidance
Revenue	$2.49 - $2.54
FX-Neutral Y/Y Growth	(1)% - 1%

Diluted GAAP EPS	$0.76 - $0.81

Diluted Non-GAAP EPS	$1.10 - $1.15

Dividend Declaration
•eBay's Board of Directors has declared a cash dividend of $0.27 per share of the company's common stock. The dividend is payable on June 14, 2024 to stockholders of record as of May 31, 2024.

(1) We use a non-GAAP effective tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Quarterly Conference Call and Webcast

eBay Inc. will host a conference call to discuss first quarter 2024 results at 2:00 p.m. Pacific Time today. Investors and participants can access the call by dialing (855) 761-5600 in the U.S. and (646) 307-1097 internationally. The passcode for the conference line is 7435074. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investors.ebayinc.com. In addition, an archive of the webcast will be accessible for at least three months through the same link.

eBay Inc. uses its Investor Relations website at https://investors.ebayinc.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor this website, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2023, eBay enabled more than $73 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. All amounts in tables are presented in U.S. dollars, rounded to the nearest million, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided. References to “revenue” refer to “net revenues” as reported in the company’s consolidated statement of income.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and FX-Neutral basis. These non-GAAP financial measures are presented on a continuing operations basis. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures, except for figures in this press release presented on an “FX-Neutral basis,” to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Income to Non-GAAP Operating Income,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income and Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release. For figures in this press release reported “on an FX-Neutral basis,” we calculate the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the future performance of eBay Inc. and its consolidated subsidiaries, including management's vision for the future of eBay and our ability to accomplish our vision, expected financial results for the second quarter and full year 2024 and the future growth in our business, the effects and potential of current and contemplated strategic initiatives and offerings including with respect to artificial intelligence, the effects of geopolitical events, foreign currency volatility, and inflationary pressure on our business and operations and our ability to respond to such effects, operating efficiency and margins, reinvestments, dividends and share repurchases. Actual results could differ materially from those expressed or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: fluctuations in, and our ability to predict, our results of operations and cash flows; our ability to convert visits into sales for our sellers, attract and retain sellers and buyers and execute on our business strategy; our ability to compete in the markets in which we participate; our ability to generate revenue from our foreign operations and expand in international markets; the impact of inflationary pressure, fluctuations in foreign currency exchange rates, increasing interest rates and geopolitical events such as the ongoing wars in Ukraine and in Israel and Gaza, including the related disruptions to international shipping in the Red Sea; our ability to keep pace with rapid technological developments or continue to innovate and create new initiatives to provide new programs, products and services; our ability to operate and continuously develop our payments system and financial services offerings; the impact of evolving domestic and foreign government laws, regulations, rules and standards that affect us, our business and/or our industry; our reliance on third-party providers; our ability to protect or enforce our intellectual property rights; our ability to deal effectively with fraudulent activities on our platforms; the impact of any security breaches, cyberattacks or system failures and resulting interruptions; our ability to attract, retain and develop highly skilled employees; our ability to accomplish or accurately track and report results related to our environmental, social and governance goals; current and potential litigation and regulatory and government inquiries, investigations and disputes involving us or our industry; our ability to generate sufficient cash flow to service our indebtedness; the impact of evolving sales and other tax regimes in various jurisdictions and anticipated tax liabilities; and the success of our pending or potential acquisitions, dispositions, joint ventures, strategic partnerships and strategic investments, including the proposed transactions involving Adevinta, Goldin, Collectors and PSA.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Investor Relations Contact:	John Egbert	ir@ebay.com
Media Relations Contact:	Trina Somera	press@ebay.com
Company News:	https://www.ebayinc.com/stories/news/
Investor Relations website:	https://investors.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2024	December 31, 2023
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,130	$1,985
Short-term investments	1,743	2,533
Equity investment in Adevinta	4,240	4,474
Customer accounts and funds receivable	1,108	1,013
Other current assets	1,185	1,011
Total current assets	10,406	11,016
Long-term investments	1,546	1,129
Property and equipment, net	1,281	1,243
Goodwill	4,235	4,267
Operating lease right-of-use assets	469	493
Deferred tax assets	3,052	3,089
Other assets	429	383
Total assets	$21,418	$21,620
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$1,551	$750
Accounts payable	300	267
Customer accounts and funds payable	1,145	1,054
Accrued expenses and other current liabilities	1,929	2,196
Income taxes payable	308	253
Total current liabilities	5,233	4,520
Operating lease liabilities	362	387
Deferred tax liabilities	2,417	2,408
Long-term debt	6,174	6,973
Other liabilities	959	936
Total liabilities	15,145	15,224
Total stockholders' equity	6,273	6,396
Total liabilities and stockholders' equity	$21,418	$21,620

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2024	2023
	(In millions, except per share amounts)
Net revenues	$2,556	$2,510
Cost of net revenues (1)	700	700
Gross profit	1,856	1,810
Operating expenses:
Sales and marketing (1)	541	511
Product development (1)	351	352
General and administrative (1)	238	297
Provision for transaction losses	91	84
Amortization of acquired intangible assets	4	8
Total operating expenses	1,225	1,252
Income from operations	631	558
Interest and other:
Gain (loss) on equity investments and warrant, net	(97)	198
Interest expense	(66)	(68)
Interest income and other, net	68	42
Income from continuing operations before income taxes	536	730
Income tax provision	(97)	(161)
Income from continuing operations	439	569
Loss from discontinued operations, net of income taxes	(1)	(2)
Net income	$438	$567

Income per share – basic:
Continuing operations	$0.85	$1.06
Discontinued operations	—	—
Net income per share – basic	$0.85	$1.06

Income per share – diluted:
Continuing operations	$0.85	$1.05
Discontinued operations	—	—
Net income per share – diluted	$0.85	$1.05

Weighted average shares:
Basic	516	537
Diluted	519	541

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$13
Sales and marketing	23	20
Product development	64	59
General and administrative	46	36
	$146	$128

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2024	2023
	(In millions)
Cash flows from operating activities:
Net income	$438	$567
Loss from discontinued operations, net of income taxes	1	2
Adjustments:
Provision for transaction losses	91	84
Depreciation and amortization	76	107
Stock-based compensation	146	128
Loss (gain) on investments and other, net	11	10
Deferred income taxes	40	33
Change in fair value of warrant	(149)	(38)
Change in fair value of equity investment in Adevinta	234	(174)
Changes in assets and liabilities, net of acquisition effects	(273)	122
Net cash provided by operating activities	615	841
Cash flows from investing activities:
Purchases of property and equipment	(143)	(132)
Purchases of investments	(3,312)	(3,543)
Maturities and sales of investments	3,703	4,404
Other	2	(28)
Net cash provided by investing activities	250	701
Cash flows from financing activities:
Repurchases of common stock	(453)	(242)
Payments for taxes related to net share settlements of restricted stock units and awards	(51)	(92)
Payments for dividends	(139)	(134)
Repayment of debt	—	(1,150)
Net funds receivable and payable activity	(28)	230
Other	(15)	—
Net cash used in financing activities	(686)	(1,388)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(11)	5
Net increase in cash, cash equivalents and restricted cash	168	159
Cash, cash equivalents and restricted cash at beginning of period	2,493	2,272
Cash, cash equivalents and restricted cash at end of period	$2,661	$2,431

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions, except percentages)
Total net revenues (1)(2)	$2,556	$2,562	$2,500	$2,540	$2,510
Current quarter vs prior year quarter	2%	2%	5%	5%	1%
Percent from international	49%	50%	50%	50%	50%

(1) Hedge gain/(loss)	$(10)	$11	$2	$14	$29
(2) Foreign currency impact	$14	$63	$43	$(9)	$(45)

eBay Inc.
Unaudited Supplemental Operating Data

	Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
	(In millions, except percentages)
Active Buyers (1)	132	132	132	132	133
Current quarter vs prior year quarter	(1)%	(2)%	(3)%	(4)%	(7)%
Active Buyers excluding GittiGidiyor and TCGplayer (2)	131	131	131	131	131
Current quarter vs prior year quarter	0%	(1)%	(1)%	(3)%	(5)%

Gross Merchandise Volume (3)
U.S.	$8,974	$8,891	$8,638	$8,702	$9,010
Current quarter vs prior year quarter	0%	0%	(1)%	(3)%	(3)%
International	$9,649	$9,700	$9,353	$9,512	$9,400
Current quarter vs prior year quarter	3%	4%	4%	(1)%	(7)%
Total Gross Merchandise Volume	$18,623	$18,591	$17,991	$18,214	$18,410
Current quarter vs prior year quarter	1%	2%	2%	(2)%	(5)%

(1)Active Buyers consist of all buyers who paid for a transaction on our platforms within the previous 12-month period. Buyers may register more than once, and as a result, may have more than one account.
(2)On June 20, 2022 we announced the closure of our marketplace business in Turkey, GittiGidiyor. On October 31, 2022, we completed the acquisition of TCGplayer.
(3)Gross Merchandise Volume consists of the total value of all paid transactions between users on our platforms during the applicable period inclusive of shipping fees and taxes.

eBay Inc.
Business Outlook

The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because the company's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and the company assumes no obligation to update it.
The company's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting eBay's investor relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov.
eBay Inc.

Three Months Ending
June 30, 2024
(In billions, except per share amounts)	GAAP	Non-GAAP (a)
Net revenues	$2.49 - $2.54	$2.49 - $2.54
Diluted EPS from continuing operations	$0.76 - $0.81	$1.10 - $1.15

(a) Estimated non-GAAP amounts above for the three months ending June 30, 2024 reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $8 million, estimated stock-based compensation expense and associated employer payroll tax expense of approximately $155 - $165 million, and estimated adjustment between our GAAP and non-GAAP tax rate of approximately $25 - $35 million. The estimated GAAP diluted EPS above does not assume any gains or losses on our equity investments.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin, non-GAAP effective tax rate, free cash flow and figures in this press release presented on an "FX-Neutral basis." These non-GAAP financial measures are presented on a continuing operations basis.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release, except for figures in this press release presented on an “FX-Neutral basis,” can be found in the tables included in this press release. For figures in this press release reported on an "FX-Neutral basis,” the company calculates the year-over-year impact of foreign currency movements using prior period foreign currency rates, excluding hedging activity, applied to current year transactional currency amounts.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, amortization of deferred tax assets associated with the realignment of its legal structure and related foreign exchange effects, significant gains or losses from the disposal/acquisition of a business, certain gains and losses on investments including changes in fair value, changes in foreign currency exchange rates and the impact of any related foreign exchange derivative instruments, gains or losses associated with a warrant agreement that the company entered into with Adyen, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income and margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This expense consists of expenses for stock options, restricted stock and employee stock purchases. The company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. The related employer payroll taxes are dependent on the company's stock price and the vesting of restricted stock by employees and the timing and size of stock option exercises, over which management has limited to no control, and as such management does not believe it correlates to the company's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, certain amortization of deferred tax assets and related foreign exchange effects, significant gains or losses and transaction expenses from the acquisition or disposal of a business and certain gains or losses on investments. The company incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. The company also excludes certain gains and losses on investments. The company excludes the non-cash amortization of deferred tax assets associated with the realignment of its legal structure, which is not reduced by the effects of the Tax Cuts and Jobs Act, and related foreign exchange effects. The company excludes these items because management does not believe they correlate to the ongoing operating results of the company's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results. These are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future. The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results. These amounts include changes in fair value and the related change in foreign currency exchange rates of equity securities with readily determinable fair values, globally.
Change in fair market value of warrant. These are gains or losses associated with a warrant agreement that the company entered into with Adyen, which are attributable to changes in fair value during the period.
Income tax effects and adjustments. We use a non-GAAP tax rate for evaluating our operating results. Based on our current long-term projections, we are using a non-GAAP tax rate of 16.5%. This non-GAAP tax rate could change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.
In addition to the non-GAAP measures discussed above, the company also uses free cash flow. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, repurchase stock and pay dividends. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period and does not exclude certain non-discretionary expenditures, such as mandatory debt service requirements.

eBay Inc.
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income*

	Three Months Ended March 31,
	2024	2023
	(In millions, except percentages)
GAAP operating income	$631	$558
Stock-based compensation expense and related employer payroll taxes	150	132
Amortization of acquired intangible assets within cost of net revenues and operating expenses	8	10
Restructuring	(9)	42
Non-recurring legal matters	(6)	—
Other general and administrative expenses	—	2
Total non-GAAP operating income adjustments	143	186
Non-GAAP operating income	$774	$744

GAAP operating margin	24.7%	22.2%
Non-GAAP operating margin	30.3%	29.6%
*Presented on a continuing operations basis

Reconciliation of GAAP Net Income to Non-GAAP Net Income and
GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended March 31,
	2024	2023
	(In millions, except per share amounts and percentages)
GAAP income from continuing operations before income taxes	$536	$730
GAAP provision for income taxes	(97)	(161)
GAAP net income from continuing operations	$439	$569
Non-GAAP adjustments to net income from continuing operations:
Non-GAAP operating income from continuing operations adjustments (see table above)	$143	$186
Change in fair value of equity investment in Adevinta	234	(174)
Change in fair market value of warrant	(149)	(38)
Change in fair market value of other equity investments	12	14
Income tax effects and adjustments	(31)	43
Non-GAAP net income from continuing operations	$648	$600

Diluted net income from continuing operations per share:
GAAP	$0.85	$1.05
Non-GAAP	$1.25	$1.11
Shares used in GAAP diluted net income per share calculation	519	541
Shares used in non-GAAP diluted net income per share calculation	519	541

GAAP effective tax rate – Continuing operations	18.1%	22.1%
Income tax effects and adjustments to net income from continuing operations	(1.6)%	(5.6)%
Non-GAAP effective tax rate – Continuing operations	16.5%	16.5%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended March 31,
	2024	2023
	(In millions)
Net cash provided by operating activities	$615	$841
Less: Purchases of property and equipment	(143)	(132)
Free cash flow	$472	$709